Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Tel: 650.845.7927

Email: pfrias@telik.com

TELIK ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

Palo Alto, CA, May 7, 2009 - Telik, Inc. (Nasdaq: TELK) today reported financial results for the first quarter ended March 31, 2009. The net loss for the quarter ended March 31, 2009, was $7.7 million, or $0.14 per share, compared with a net loss of $9.8 million, or $0.19 per share, for the same period in 2008.

As of March 31, 2009, cash, cash equivalents, restricted cash and investments totaled $57.3 million, compared with $63.5 million for the quarter ended December 31, 2008.

Total research and development expenses (R&D) in the first quarter of 2009 were $4.0 million, compared to $8.2 million for the same period in 2008. The decrease in R&D expenses was primarily due to the reduction of headcount, lower clinical development expenditures in TELCYTA®, and lower stock-based compensation expense.

Total general and administrative expenses (G&A) in the first quarter of 2009 were $2.9 million, compared to $2.4 million for the same period in 2008. The increase in G&A expenses was primarily due to lower stock-based compensation expense in the three months ended March 31, 2008 due to the cancellation of options. Excluding stock based compensation expense, G&A expenses were approximately $2.3 million for each of the three months ended March 31, 2009 and 2008.

Total operating expenses include a charge of approximately $0.9 million which primarily includes employee severance and related costs resulting from the implementation of our restructuring plan in February 2009. The company anticipates its 2009 net cash utilization to be in the range of $26.0 million to $28.0 million, with total operating expenses in the range of $28.0 million to $30.0 million of which approximately 65% is expected to be R&D expense and 35% G&A expense.

Telik implemented a reorganization to conserve financial resources in a challenging fiscal environment, and to focus its development efforts on its most advanced preclinical and clinical programs. The reorganization, which involved primarily early stage development and support positions, was to enable the company to continue development of TELINTRA and its two leading preclinical oncology drug candidates, TLK58747 and its novel, dual Aurora Kinase/VEGFR inhibitors.

Recent and Upcoming Milestones

•

TELINTRA IN MDS: Telik expects that Myelodysplastic Syndrome (MDS) and other blood disorders will continue to be the primary clinical focus for TELINTRA. Enrollment in the current Phase 2 study for Myelodysplastic Syndrome (MDS) is expected to be completed by the end of 2009.

The results of the TELINTRA Phase 1 tablet study in Myelodysplastic Syndrome was accepted for publication in the peer reviewed journal, Blood, and the results of the Phase 1-2a TELINTRA IV liposomal study in the peer reviewed, Journal of Hematology & Oncology.

•

TELINTRA IN CIN: The Phase 2 randomized study with TELINTRA tablets in CIN is ongoing and planned to enroll 135 patients with non-small cell lung cancer who are being treated with standard front line combination chemotherapy.

1.

•

TELINTRA IN SCIN: Telik initiated a new Phase 2 study with TELINTRA in Severe Chronic Idiopathic Neutropenia (SCIN) patients in April 2009. This orphan disease is characterized by low levels of circulating neutrophils, white blood cells that fight infection, resulting in recurrent fevers and severe infections.

•

PRECLINICAL PROGRAMS: Data from two preclinical programs were presented at the 100th American Association for Cancer Research (AACR) annual meeting in April: (1) the anti-tumor efficacy and molecular mechanism of TLK58747 and (2) the In vivo characterization and mechanism of action of orally active Aurora Kinase/VEGFR inhibitors, including TLK60404.

•

TLK58747 is a small molecule cytotoxic that was developed in oral and intravenous forms, and has been shown to have broad range of anti-tumor activity in preclinical models of human cancers, including leukemia. TLK58747 has a favorable pharmaceutical profile including the ability to penetrate the blood brain barrier. Assuming successful completion of the pre IND studies, we plan to file an IND by the end of 2009.

With respect to our dual Aurora Kinase/VEGFR inhibitors, data indicate that dual inhibition of these targets may provide a therapeutic advantage by inhibiting both cancer cell replication (through inhibition of aurora kinase) and the formation of the new blood vessels necessary for tumor growth (by inhibition of VEGFR-2). Preclinical studies have shown significant anti-tumor activity for TLK60404 in multiple cancer types, as well as confirmation of its mechanism of action. Assuming successful completion of pre IND studies, we plan to file an IND on a lead candidate in 2010.

•

TELCYTA: Results from the ASSIST-5 trial of TELCYTA in combination with pegylated liposomal doxorubicin (PDL) versus PDL alone for platinum refractory, primary or secondary platinum resistant ovarian cancer will be presented at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting in May.

•	BUSINESS DEVELOPMENT: The company plans to pursue corporate partnerships for the further development and commercialization of TELCYTA and TELINTRA.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer and inflammatory diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the future development of TELINTRA and TELCYTA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELCYTA or TELINTRA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the U.S. and foreign countries, Telik will not be permitted to commercialize these product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including factors descried in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2008. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

###

2.

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Operating costs and expenses:
Research and development	$3,990	$8,195
General and administrative	2,887	2,413
Restructuring costs	868	—

Total operating costs and expenses	7,745	10,608

Loss from operations	(7,745)	(10,608)

Interest and other income (expense), net	40	800

Net loss	$(7,705)	$(9,808)

Basic and diluted net loss per share	$(0.14)	$(0.19)

Weighted average shares used to calculate basic and diluted net loss per share	53,314	52,992

Selected Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
Cash, cash equivalents, investments and restricted investments	$57,343	$63,469
Total assets	67,962	75,413
Stockholders’ equity	55,448	62,372